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                                                                    EXHIBIT 5.1

                        [STOKES & BARTHOLOMEW, P.A. LETTERHEAD]




                                                                   June 30, 1997



CCA Prison Realty Trust
2200 Abbott Martin Road, Suite 201
Nashville, Tennessee 37215

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 19,550,000 common shares (the "Common Shares") of CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), on its Registration Statement on Form S-11 (No. 333-25727) (the "Registration Statement"), we have examined such trust records, certificates and documents as we deemed necessary for the purpose of this opinion. In addition we have relied on that certain opinion of Miles & Stockbridge, a Professional Corporation, special Maryland counsel to the Company. Based on that examination and in such reliance, we advise you that in our opinion the Common Shares have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matter expressly stated.

                                            Very truly yours,


                                            Stokes & Bartholomew, P.A.
                                            /s/ STOKES & BARTHOLOMEW, P.A.